As filed with the Securities and Exchange Commission on May 17, 2023

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOSTON PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2473675
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Prudential Center

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199

(617) 236-3300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Owen D. Thomas, Chief Executive Officer

Boston Properties, Inc.

Prudential Center

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199

(617) 236-3300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Ettore A. Santucci William T. Goldberg Caitlin R. Tompkins Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Eric G. Kevorkian, Esq. Senior Vice President, Chief Legal Officer and Secretary Boston Properties, Inc. Prudential Center 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199 (617) 236-3300

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Boston Properties, Inc.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1,245,000 Shares of Common Stock

We are offering shares of our common stock through our Dividend Reinvestment and Stock Purchase Plan. The Plan provides you with a convenient way to purchase shares of our common stock. Our common stock is traded on the New York Stock Exchange under the symbol “BXP.” On May 16, 2023, the last reported sale price of our common stock on the New York Stock Exchange was $47.06 per share. Some of the significant features of the Plan are:

•

You may participate in the Plan if you own our stock or limited partnership interests in Boston Properties Limited Partnership, our operating partnership. If you do not own our stock or limited partnership interests in Boston Properties Limited Partnership, you can participate in the Plan by making a minimum initial investment of $250 in our common stock through the Plan.

•

You may purchase additional shares of our common stock by automatically reinvesting some or all of your cash dividends on our stock or cash distributions on limited partnership interests in Boston Properties Limited Partnership.

•	You may also purchase shares of our common stock by making optional cash investments of $25 to $10,000 per calendar month. In some instances we may permit greater optional cash investments.

Participation in the Plan is voluntary, and you may withdraw from the Plan at any time.

Investing in our securities involves various risks. See “Risk Factors ” on page 4 as well as the risk factors contained in documents we file with the Securities and Exchange Commission and which are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2023

i

Summary of the Plan

The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.

As used in this prospectus and the registration statement on Form S-3 of which this prospectus is a part, unless the context otherwise requires, the terms “we,” “us,” and “our” refer to Boston Properties, Inc., a Delaware corporation organized in 1997, individually or together with its subsidiaries, including Boston Properties Limited Partnership, a Delaware limited partnership, and our predecessors. In addition, we sometimes refer to Boston Properties, Inc. as the “Company” or “BXP” and to Boston Properties Limited Partnership as “BPLP.”

ENROLLMENT:	You may participate in the Plan if you currently own shares of our common stock or preferred stock or units of limited partnership interest in BPLP by submitting a completed Enrollment Form to the Plan administrator, Computershare Trust Company, N.A. To request a form, please call 1-888-485-2389. You may also enroll online at www.computershare.com/investor. You may participate directly in the Plan only if you hold our stock or units in your own name. If you hold shares through a brokerage or other account, you must arrange to have your broker or other custodian participate on your behalf.

INITIAL INVESTMENT:	If you do not own any shares of our stock or units, you may participate in the Plan by making a minimum initial investment of $250 in common stock through the Plan by submitting an Initial Enrollment Form to the Plan administrator, a copy of which is available by calling 1-888-485-2389 or online at www.computershare.com/investor. You may also make an initial investment online at www.computershare.com/investor.

REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS:	You may reinvest your cash dividends on some or all of your shares of common stock and preferred stock. Similarly, you may reinvest some or all of your cash distributions on units of limited partnership interests in BPLP.

OPTIONAL CASH INVESTMENTS:	After you enroll in the Plan, you may buy additional shares of common stock with a minimum investment of $25, up to a maximum of $10,000 in any one calendar month. If we approve a request for a waiver, you may purchase more than $10,000 in a calendar month.

SOURCE OF SHARES:	The Plan administrator will purchase shares of common stock in one of the following ways: • in the open market;

•  through privately negotiated transactions; or

•  directly from us as newly issued shares of common stock.

Historically, the Plan administrator has purchased all of the shares acquired for Plan participants in the open market.

PURCHASE PRICE:	The purchase price of shares of common stock acquired under the Plan depends on how you purchase the shares and on whether the Plan administrator purchases them for Plan participants (1) in the open market or through privately negotiated transactions or (2) directly from us.

Open Market/Privately Negotiated Transactions

•  The purchase price for any shares purchased by the Plan administrator from parties other than BXP, either in the open market or through privately negotiated transactions, rather than directly from us, will be the weighted average of the actual prices paid by the Plan administrator for each specific batch of those shares, including any per share processing fees. Per share processing fees include any brokerage commissions incurred by the Plan administrator and that the Plan administrator is required to pay.

Newly Issued Shares

•  Reinvested Dividends and Distributions and Optional Cash Investments: The purchase price for newly issued shares of common stock that the Plan administrator purchases directly from us will be the average of the daily high and low sales prices for a share of our common stock reported by the New York Stock Exchange (the “NYSE”) on the applicable investment date. If our common stock does not trade on the investment date, the price will be the average of the daily high and low sales prices for the first trading day immediately before the investment date and the first trading day immediately following the investment date.

•  Requests for Waiver: Upon receipt of a written waiver form from an investor, we will consider waiving the maximum investment limit. Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one (1) to fifteen (15) separate days during which trading of our common stock is reported on the NYSE. Although we have no current plans to do so, in the future we may sell newly issued shares to Plan participants using optional cash investments with an approved request for waiver at a discount of not more than 3%. Please see Question 15 for more detailed information.

TRACKING YOUR INVESTMENT:	You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of your transactions and will indicate the share balance in your Plan account. You may also review your Plan account online at www.computershare.com/investor.

ADMINISTRATION:

Computershare Trust Company, N.A. serves as the Plan administrator. You should send all correspondence with the Plan administrator to:

Boston Properties, Inc.

c/o Computershare Trust Company, N.A.

Dividend Reinvestment Department

P.O. Box: 43006

Providence, RI 02940-3006

In addition, you may speak to a representative of the Plan administrator by calling 1-888-485-2389.

ABOUT BXP:

BXP, a Delaware corporation, is a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) that develops, owns and manages primarily premier workplaces. BXP was formed in 1997 to succeed the real estate development, redevelopment, acquisition, management, operating and leasing businesses associated with the predecessor company founded by Mortimer B. Zuckerman and Edward H. Linde in 1970. Our properties are concentrated in six dynamic gateway markets in the United States – Boston, Los Angeles, New York, San Francisco, Seattle and Washington, DC. BXP conducts substantially all of its business through BPLP. BXP is the sole general partner of BPLP, its operating partnership, and at March 31, 2023 owned an approximate 89.4% general and limited partnership ownership interest in BPLP. Our principal executive office is located at Prudential Center, 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199 and our telephone number is (617) 236-3300. Our common stock is listed on the NYSE under the symbol “BXP.”

Additional information regarding BXP, including our audited financial statements, is contained in the documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 4 of this prospectus.

Risk Factors

You should carefully consider the risks described in the documents incorporated by reference in this prospectus before making an investment decision. These risks are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including (i) our Annual Report on Form 10-K, (ii) our Quarterly Reports on Form 10-Q and (iii) documents we file with the Securities and Exchange Commission (the “SEC”) after the date of this prospectus and which are deemed incorporated by reference in this prospectus.

Where You Can Find More Information

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov.

We have a website located at http://www.bxp.com. The information on this website is not a part of this prospectus.

Information Incorporated By Reference

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. The SEC file number of BXP is 1-13087. We are incorporating by reference the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 27, 2023;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 3, 2023;

•

the description of our common stock contained in our Registration Statement on Form 8-A filed on June  12, 1997, as updated by Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 25, 2022, including amendments or reports filed for the purpose of updating such descriptions; and

•	our Current Reports on Form 8-K filed on January 9, 2023, March 2, 2023 and May 15, 2023.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference in this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, by writing or telephoning us at the following:

Boston Properties, Inc.

Prudential Center

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199

Attention: Investor Relations

(617) 236-3300

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

Terms and Conditions of the Dividend Reinvestment and Stock Purchase Plan

The following questions and answers state the terms of our Dividend Reinvestment and Stock Purchase Plan and explain how it works. If you are a stockholder or unitholder and do not participate in this Plan, you will receive cash dividends and distributions in the usual manner, as and when we declare and pay them. In the Plan, we refer to our current stockholders, holders of units of limited partnership interests in BPLP and new investors who participate in this Plan as “participants.” Unless the context otherwise requires, all references to “our stock” and similar expressions in this prospectus refer collectively to our common stock, units of limited partnership interest in BPLP and any classes or series of preferred stock that we designate and issue.

General Information

1.	What is the purpose of the Plan?

The purpose of this Plan is to provide current owners of our stock and holders of units of limited partnership interest in BPLP, as well as interested new investors, with a convenient way to invest in our common stock.

However, this Plan is primarily intended to benefit long-term investors, and not individuals or institutions who engage in short-term trading activities. We may modify, suspend or terminate participation in this Plan by otherwise eligible persons in order to eliminate practices which we believe are inconsistent with the purposes of this Plan.

2.	What investment choices are available under the Plan?

•	First, you may automatically reinvest some or all of your cash dividends paid on shares of our stock that you own.

•	Second, you may make optional cash investments ranging from a minimum of $25 up to a maximum of $10,000 per calendar month (or more, if we waive this limit) to purchase common stock.

•	Third, you may reinvest your cash dividends and make optional cash investments.

•

You may reinvest 100% of your dividends under the Plan because the Plan permits you to purchase fractional shares as well as whole shares of common stock. In addition, we will credit your Plan account for dividends on both full shares and any fractional shares according to the investment option you select.

•

Unitholders of BPLP can also automatically reinvest some or all of their distributions from BPLP in shares of common stock in BXP. Except as otherwise noted, the discussion in this prospectus relating to the reinvestment of dividends on our stock also applies to the investment choices available to unitholders and to the mechanics and timing of the reinvestment of distributions from BPLP.

3.	What are the benefits of the Plan?

•

You may reinvest cash dividends or distributions paid on some or all shares of our stock and units of limited partnership that you own. If the Plan administrator purchases shares directly from us, you will not pay any processing fees, including brokerage commissions, on these purchases. However, you will pay your proportionate share of any processing fees that the Plan administrator pays if the shares are purchased from parties other than BXP, including in the open market. Historically, the Plan administrator has purchased all of the shares acquired for Plan participants from parties other than BXP, and as a result, the purchase price for shares purchased under the Plan has included the weighted average cost of processing fees incurred by the Plan administrator.

•

In addition to shares you purchase by reinvesting dividends or distributions, you may buy additional shares with optional cash investments, subject to minimum and maximum monthly amounts, and you will not pay any processing fees or service charges if we decide to sell newly issued shares to the Plan administrator. You will pay your proportionate share of any processing fees that the Plan administrator pays when the Plan administrator purchases shares from parties other than BXP. You may, of course, also reinvest some or all of the dividends on these shares.

•

You may be able to purchase additional shares having an aggregate value that exceeds the maximum monthly amount if we approve your properly completed request for waiver. In the future, we may sell newly issued shares of common stock that you acquire using optional cash investments with an approved request for waiver at a discount of not more than 3%, at our sole discretion. At this time, we have no plans to offer such a discount.

•

You may reinvest all cash dividends or distributions because the Plan allows you to purchase fractional shares of common stock. Dividends on fractional shares, as well as on whole shares, can also be reinvested in additional shares which will be credited to your Plan account.

•

If you request, the Plan administrator will send you certificates for shares purchased, or provide for the safekeeping of certificates for shares credited to your Plan account. You pay no fee for this safekeeping service.

•

You may also deposit certificates for any other shares of our stock registered in your name for safekeeping with the Plan administrator. You pay no fee for this service. Because you bear the risk of loss in sending certificates to the Plan administrator, certificates should be sent, unendorsed, by registered mail, return receipt requested and properly insured.

•

The Plan administrator will send you periodic statements showing current account information, including purchases of common stock held in your Plan account and your most recent Plan account balance. This simplifies your record keeping. You may also review your Plan account information online at www.computershare.com/investor or by calling the Plan administrator at 1-888-485-2389.

4.	What are the disadvantages of the Plan?

•

We will not pay you any interest on dividends, distributions or optional cash investments held by the Plan administrator before the investment date. In addition, optional cash investments of less than the allowable monthly minimum amount of $25 and that portion of any optional cash investment that exceeds the allowable monthly maximum amount of $10,000 will be returned to you without interest.

•

The purchase price of shares that you purchase under the Plan will not be determined until the applicable investment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.

•

Historically, the Plan administrator has purchased shares for Plan participants in the open market or through privately negotiated transactions from parties other than BXP. When it does so, you will pay your proportionate share of any processing fees that the Plan administrator pays.

•

If you decide to make optional cash investments in our common stock under the Plan, your cash payment may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.

•

If you request the Plan administrator to sell stock credited to your Plan account, the Plan administrator will deduct an administrative fee, any brokerage commissions and any applicable taxes from the proceeds of the sale.

•

If you request the Plan administrator to sell stock credited to your Plan account, the price of our common stock may decline during the period between your request for sale, the Plan administrator’s receipt of your request and the date of the sale in the open market. You bear a similar risk between the time that you request a certificate and the time the certificate is actually delivered to you if you elect to sell your stock through a broker that you have selected.

•	You cannot pledge shares of stock deposited in your Plan account until you withdraw the shares you wish to pledge from the Plan.

5.	Who is eligible to participate in the Plan?

Record Owners:    If you own our stock in your own name as a “record owner,” then you are eligible to participate directly in this Plan.

Beneficial Owners:    You are a “beneficial owner” if your stock is held in a brokerage account or in the name of a bank, broker or other nominee. If you are a beneficial owner, then you may participate in the Plan in one of two ways.

•

You may participate directly in the dividend reinvestment feature of the Plan by becoming a record owner. You may do this by having one or more shares of our stock transferred into your own name from that of your bank, broker or other nominee.

•

You may also ask the bank, broker or other nominee who is the record owner to participate on your behalf. Except for instructions received from brokers, banks or other nominees who participate in the Plan on behalf of their customers, we cannot recognize instructions received from anyone acting as an agent on behalf of other participants in this Plan or beneficial owners who do not participate directly in the Plan.

Non-stockholders:    If you do not currently own any of our stock, then you may participate in this Plan by making an initial purchase of at least $250 of common stock through the optional cash investment feature of this Plan.

6.	Are there limitations on participation in the Plan other than those described above?

We may, for any reason or no reason, decide not to allow you to participate in the Plan even if you qualify for participation in this Plan. For example, some stockholders may be residents of jurisdictions in which we determine that it may not be legally or economically practical to offer our stock under this Plan. We may preclude residents of those jurisdictions from participating in this Plan.

We may also limit participation by some stockholders in order to maintain our status as a REIT. In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by or for five or fewer individuals, as determined under the Internal Revenue Code of 1986, as amended (the “Code”). We may terminate your participation in this Plan at any time by sending you written notice of the termination. We would do this if we believe that your participation could violate restrictions contained in our charter that are designed to assure compliance with the restrictions of the Code. Our charter generally prohibits any stockholder, directly or indirectly, from beneficially owning more than 6.6% of any class or series of our outstanding stock. There is an exception for certain pension plans and mutual funds in cases where the Code will “look through” beneficial ownership for purposes of REIT qualification. These stockholders may not beneficially own, directly or indirectly, more than 15% of our outstanding stock.

If you attempt to transfer or acquire any shares of our stock that would result in direct or indirect ownership of our stock in excess of these ownership limits, or if the transfer or acquisition would for any other reason result in disqualification of BXP as a REIT, the transfer or acquisition will be null and void. Our charter provides that our stock subject to this limitation is subject to various rights of BXP to enforce this limitation, including transfer of the shares to a trust. We may invalidate any purchases made under this Plan that, in our sole discretion, may violate the applicable ownership limit.

You cannot transfer your right to participate in this Plan except by transferring your ownership of our stock to another person.

7.	Who administers the Plan?

Computershare Trust Company, N.A., the transfer agent for our common stock, administers the Plan for participants, maintains records, provides regular account statements to participants and performs other duties relating to this Plan. You can write to the Plan administrator at:

Boston Properties, Inc.

c/o Computershare Trust Company, N.A.

Dividend Reinvestment Department

P.O. Box: 43006

Providence, RI 02940-3006

You may also contact the Plan administrator at 1-888-485-2389. You may obtain information about your Plan account and perform a variety of transactions online at www.computershare.com/investor. You should contact the Plan administrator as soon as possible if any changes need to be made to your account information, such as any change of address.

Participating in the Plan

8.	How can I participate?

Record Owners

If you are a record owner of our stock, then you may join the Plan by completing and signing an Enrollment Form, a copy of which is available by contacting the Plan administrator at 1-888-485-2389. You may also join the Plan by enrolling online at www.computershare.com/investor.

Beneficial Owners

If you are a beneficial owner and wish to join the Plan, then you must contact your bank, broker or other nominee to arrange to participate in the Plan on your behalf.

Alternatively, if you are a beneficial owner of our stock you may simply request that the number of shares of our stock you wish to be enrolled in this Plan be reregistered by the bank, broker or other nominee in your own name as record owner. You can then participate in the Plan directly.

Non-Stockholders

If you do not currently own shares of our stock, you may join the Plan as a record owner of our common stock by completing and signing an Initial Enrollment Form and returning it to the Plan administrator with a check payable to “Computershare-Boston Properties” in U.S. dollars of at least $250 but not more than $10,000. You may obtain an Initial Enrollment Form by contacting the Plan administrator at 1-888-485-2389 or online at www.computershare.com/investor. You may also visit www.computershare.com/investor and follow the instructions provided for opening an account online. You will be asked to complete an online enrollment form and to submit an initial investment of not less than $250 but not more than $10,000. To make an initial investment online, you may authorize a one-time deduction from your U.S. bank account. At the same time, you may designate all, a portion, or none of the common stock you purchased to be enrolled in the dividend reinvestment feature of the Plan.

9.	What are my investment options?

The Enrollment Form and the Initial Enrollment Form allow you to decide the extent of your participation in this Plan. By checking the appropriate box on the Enrollment Form or the Initial Enrollment Form, you indicate which features of the Plan you will use.

(a) Full Reinvestment of Dividends/Distributions:    Select this option if you wish to reinvest the cash dividends and distributions on all of our stock and units registered in your name, as well as on all stock credited to your Plan account. Selecting this alternative also permits you to make monthly optional cash investments.

(b) Partial Reinvestment of Dividends/Distributions:    Select this option if you wish to reinvest the cash dividends or distributions on a specified number of shares of our stock or units registered in your name, as well as stock credited to your Plan account. You will continue to receive cash dividends and distributions on the other shares of our stock or units registered in your name or credited to your Plan account. Selecting this alternative also permits you to make monthly optional cash investments.

(c) Optional Cash Investment Only (No Dividend Reinvestment):    Select this option if you wish to participate in the Plan by making only optional cash investments, which can be made monthly. You will receive cash dividends and distributions, when and if declared by our Board of Directors, on all of our stock and units registered in your name, as well as on any whole shares and fractional shares credited to your Plan account.

IMPORTANT:

If you return a signed Enrollment Form or Initial Enrollment Form to the Plan administrator without any of the boxes checked, the Plan administrator will automatically enroll you in the full dividend/distribution reinvestment alternative (alternative (a)).

The Plan administrator will not process your Enrollment Form or Initial Enrollment Form if the form does not have the proper signature(s).

10.	How can I change my investment option?

You can change your investment option at any time by completing an Enrollment Form and returning it to the Plan administrator or by submitting a request to the Plan administrator. You can also change your investment option online at www.computershare.com/investor or over the telephone by calling the Plan administrator at 1-888-485-2389.

11.	When does my participation in the dividend reinvestment option begin?

If your Enrollment Form or Initial Enrollment Form is received by the Plan administrator prior to the next record date for determining shareholders or unitholders entitled to receive a dividend or distribution, respectively, then your dividend or distribution reinvestment will begin on the dividend or distribution payment date corresponding to such record date. If it is not received in time, it will begin with the next dividend or distribution payment date.

We pay cash dividends and distributions as and when declared by our Board of Directors. In the past, the record dates for dividend and distribution payments on our common stock and common units of limited partnership interests have preceded the corresponding payment dates by approximately one month. Payment dates for dividends and distributions on our common stock and common units of limited partnership interests have historically been on or about the last business days of January, April, July and October. Record and payment dates for other series of our stock or units that currently exist or may be issued in the future may not have the same schedule. The dates for our common stock are publicly announced in press releases available on our website at www.bxp.com. We cannot assure you that we will continue to pay dividends or distributions according to this schedule in the future, or that we will not reduce the amount of any dividends or distributions that we do declare and pay and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends or distributions.

12.	How does the optional cash investment feature work?

Optional cash investments allow you, on a monthly basis, to purchase more shares than you could purchase just by reinvesting dividends or distributions when they are paid to you. You can make optional cash investments even if you have not chosen to reinvest your cash dividends or distributions. If you choose to make only optional cash investments, you will receive cash dividends and distributions when and as declared and paid on any shares of our stock registered in your name, as well as on full and fractional shares held in your Plan account. There is no requirement that you make an optional cash investment in any month.

Once you have enrolled in the Plan by submitting an Enrollment Form or by making an initial investment, you may make optional cash investments in U.S. dollars at any time in two ways.

•

You can send a check to the Plan administrator, payable to “Computershare-Boston Properties,” using the tear-off form on your Plan statement or by sending a letter noting your account information and requested optional cash investment amount. Please include your account number on your check. You may invest $25 or more at any one time, up to a maximum of $10,000 per calendar month, unless we approve your properly completed request for waiver as described in Question 15. The Plan administrator will not accept cash, traveler’s checks, money orders or third-party checks for optional cash investments.

•

You can also access your Plan account online at www.computershare.com/investor and authorize one-time optional cash investments for a minimum of $25 per calendar month from your U.S. bank account. If you authorize a one-time investment online at www.computershare.com/investor, the estimated debit date and investment date are provided on the confirmation page at the conclusion of the online purchase process. You should review this information carefully prior to confirming an online purchase request.

If any check or electronic funds payment you deliver to the Plan administrator is returned unpaid, the Plan administrator may consider the request for the investment of these funds null and void and may immediately remove from your Plan account shares of common stock purchased with that check or electronic funds payment. The Plan administrator may sell those shares to satisfy any uncollected amount and a $35 returned check or returned electronic funds payment fee. If the proceeds from the sale of the common stock do not satisfy the brokerage fees, uncollected balance and returned check or returned electronic funds payment fee, the Plan administrator may sell additional shares from your Plan account to satisfy the brokerage fees, uncollected balance and returned check fee, and may take any other action permitted to collect any remaining deficit.

The $10,000 limitation discussed in this Question 12 and in Questions 13 through 15 below applies only to optional cash investments and does not apply to dividends or distributions that are reinvested. Furthermore, any dividends or distributions that are reinvested do not count towards the $10,000 limitation on optional cash investments.

13.	When must funds for optional cash investments be received by the Plan administrator?

The Plan administrator must receive funds for optional cash investments of a minimum of $25 but not more than $10,000 at least three (3) business days prior to the next monthly investment date. The Plan administrator must receive funds for optional cash investments of more than $10,000 pursuant to an approved request for waiver at least one (1) trading day prior to the first day of the pricing period, as described in Question 15. If you change your mind, the Plan administrator will return your optional cash investment of less than $10,000 to you if the Plan administrator receives a request from you at least two (2) business days before the next investment date. The Plan administrator will return to you any funds you send for optional cash investments if your optional cash investment is less than $25. The Plan administrator will also return funds for your optional cash investment that exceed the maximum allowable investment of $10,000 per month unless we granted your prior request for waiver. Funds for optional cash investments of not more than $10,000 received less than three (3) business days before the next investment date will be invested on the investment date in the next month.

The Plan administrator will wait up to three (3) business days after receipt of the check or electronic funds transfer to ensure it receives good funds and will then seek to purchase shares for optional cash investments of not more than $10,000 promptly on the investment date.

Neither we nor the Plan administrator will pay you interest on funds you send for optional cash investments.

14.	May I make automatic monthly investments?

You may make optional cash investments by means of an “automatic monthly investment” of at least $25 but not more than a total of $10,000 each calendar month by electronic funds transfer from a predesignated U.S. account.

If you wish to begin making automatic monthly investments, you must complete and sign a Direct Debit Authorization Form and return it to the Plan administrator together with a voided blank check or deposit slip for the account from which funds are to be drawn. You may obtain a Direct Debit Authorization Form from the Plan administrator by calling 1-888-485-2389. The Plan administrator will process the forms as promptly as practicable.

However, you should allow four to six weeks for the first investment to be initiated using this automatic deduction feature. You may also visit www.computershare.com/investor to authorize automatic monthly investments.

Once you begin making automatic monthly investments, the Plan administrator will draw funds from your designated account on the 25th day of each month, or if the 25th is not a business day, then on the next business day, and will purchase shares of common stock beginning on the next investment date. You may change the amount of your automatic monthly investment online at www.computershare.com/investor or by completing and submitting a new Direct Debit Authorization Form to the Plan administrator. You may discontinue automatic monthly investments online at www.computershare.com/investor or by notifying the Plan administrator in writing at the address provided in Question 7. If the Plan administrator receives your new instructions at least ten (10) business days before the next debit date, the change will be effective for that month. A fee of $35 will be charged on any returned unpaid electronic funds transfers. The Plan administrator may sell shares from your Plan account to satisfy this $35 fee and any processing fees incurred as a result of this sale, and may take any other action permitted to collect any remaining deficit.

15.	May I invest more than $10,000 per month in BXP common stock pursuant to the optional cash investment feature?

Yes, if you request a waiver of this limit and we grant your waiver request. Upon receipt of a written waiver form from an investor, we will consider waiving the maximum investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, prevailing market prices of our common stock and other securities, and general economic and market conditions. Although we currently have no plans to do so, in the future we may sell newly issued shares purchased with a request for a waiver at a discount of not more than 3%.

Shares purchased from us in excess of the Plan maximum investment amount pursuant to the optional cash investment feature will be priced as follows:

•

Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one (1) to fifteen (15) separate days during which trading of our common stock is reported on the NYSE. Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to the average of the high and low sales prices of our common stock as reported by the NYSE for that investment date. We will compute each applicable purchase price to the fourth decimal place. Funds for such investments must be received by the Plan administrator not later than the trading day before the first day of the pricing period. If such funds are not received by such date, you must submit a new waiver request.

•

We may establish a minimum, or “threshold,” price for any pricing period that the average of the high and low sales prices as reported by the NYSE, rounded to four decimal places, of our common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver request. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.

•

We will only establish a threshold price if shares will be purchased directly from us in connection with the relevant pricing period (please see first bullet above). If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the average of the high and low sales prices is less than the threshold price and refund that day’s proportional investment amount. For example, if the threshold price is not met for two (2) of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

•	Neither we nor the Plan administrator is required to notify you that a threshold price has been established for any pricing period.

•

We may elect to activate for any particular pricing period a pricing period extension feature which will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five (5) trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is ten (10) days, and the threshold price is not satisfied for three (3) out of those ten (10) days in the initial pricing period, and we had previously announced in the bid-waiver form that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three (3) trading days (or a subset thereof), then those three (3) days (or subset thereof) will become investment dates in lieu of the three (3) days on which the threshold price was not met. As a result, because there were ten (10) trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

•

Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three (3) business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three (3) business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant requests for waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. The purchase price of shares acquired on each investment date will be equal to the average of the high and low sales prices of our common stock as reported by the NYSE, for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment dates’ purchases, each based on the average of the high and low sales prices for the trading day relating to each of the investment dates during the pricing period.

•

We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any request for waiver. More information regarding a particular price and waiver request forms may be obtained by contacting us at investorrelations@bxp.com. To confirm receipt of your request, you may contact Investor Relations at (617) 236-3622.

Purchasing Stock Under the Plan

16.	What is the “investment date” and when will purchases be made?

Reinvested Dividends and Distributions:    The investment date for reinvested dividends and reinvested distributions will be the payment date declared by our Board of Directors.

Optional Cash Investments, Initial Investments and Automatic Monthly Investments:    The investment date for optional cash investments, initial investments and automatic monthly investments of $10,000 or less will be the last trading day of the month.

If the Plan administrator purchases the shares directly from us, purchases will be made on the investment date or, in the case of a waiver, in part over the term of the “pricing period” as discussed under Question 15 above and Question 18 below. If the Plan administrator acquires shares from parties other than us either in open market or through privately negotiated transactions, such purchases will begin on the investment date and will be completed no later than ten (10) business days following such date except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

We pay dividends and distributions as and when declared by our Board of Directors. Payment dates for our common stock and common units of limited partnership interest have historically been on or about the last business days of January, April, July and October. Payment dates for other series of our stock or units that currently exist or may be issued in the future may not have the same schedule. The dates for our common stock are publicly announced in press releases available on our website at www.bxp.com. We cannot assure you that we will continue to pay dividends or distributions according to this schedule in the future, or that we will not reduce the amount of any dividends or distributions that we do declare and pay and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends or distributions.

The Plan administrator will wait up to three (3) business days after receipt of the check or electronic funds transfer to ensure it receives good funds and will then seek to purchase shares for optional cash investments of not more than $10,000 promptly on the investment date.

17.	What is the source of common stock purchased under the Plan?

The Plan administrator will purchase shares of common stock:

•	in the open market;

•	through privately negotiated transactions; or

•	directly from us as newly issued shares of common stock.

Historically, the Plan administrator has purchased all of the shares acquired for participants under the Plan in the open market and we intend to continue doing so in the future. We will make a public announcement if the Plan administrator acquires shares directly from us as newly issued shares of common stock.

18.	What will be the price of common stock that I purchase under the Plan?

If the Plan administrator purchases common stock from parties other than BXP, either in the open market or through privately negotiated transactions, the Plan administrator may combine your purchase requests with other purchase requests received from other Plan participants and will generally batch purchase types (dividend and optional cash investments) for separate execution by the Plan administrator’s broker. The Plan administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, the Plan administrator’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the common shares purchased for each participant’s account, whether purchased with reinvested dividends, with initial cash or with optional cash, shall be the weighted average price of the specific batch for such shares purchased by the Plan administrator’s broker on that day to satisfy Plan requirements. Any processing fee will be deducted from the investment amount.

If the Plan administrator purchases newly issued shares of common stock directly from us, then the price per share will be the average of the high and low sales prices for our common stock as reported on the NYSE on the applicable investment date. If our common stock does not trade on the investment date, the price will be the average of the daily high and low sales prices for the first trading day immediately before the investment date and the first trading day immediately following the investment date.

Investments in excess of the Plan maximum investment amount for which a waiver has been granted will be made subject to a pricing period, which will generally consist of one (1) to fifteen (15) separate days during which trading of our common stock is reported on NYSE and an equal proportion of the investment amount will be invested on each trading day during such pricing period. The purchase price for shares acquired on a particular investment date will be equal to the average of the high and low sales prices of our common stock as reported by the NYSE for that investment date. We will compute each applicable purchase price to the fourth decimal place. Although we have no current plans to do so, in the future we may sell newly issued shares using optional cash investments with an approved request for waiver to the Plan participants at a discount of not more than 3%. Any decision to offer a discount will be at our sole discretion, and may be withdrawn at any time without notice.

19.	Are there any expenses in connection with purchases under the Plan?

If the Plan administrator pays processing fees (including any brokerage commissions the Plan administrator is required to pay) when making purchases of common stock from parties other than BXP, you will pay your proportionate share of those fees, which will be deducted from the investment amount. Historically, the Plan administrator has purchased all of the shares acquired for participants under the Plan in the open market. If the Plan administrator purchases newly issued shares from us, you will not pay any processing fees, service charges or fees on those shares. Except for processing fees incurred when the Plan administrator purchases shares for Plan participants from parties other than BXP, we pay all costs of administration of this Plan.

20.	How many shares of common stock will I be purchasing through the Plan?

The number of shares of common stock that you purchase depends on several factors including:

•	the amount of dividends or distributions you reinvest, including dividends on stock credited to your Plan account;

•	the amount of any optional cash investments you make; and

•	the purchase price (including any processing fees) of the common stock as provided in Question 18.

The Plan administrator will credit your account with the number of shares equal to the total amount to be invested divided by the applicable purchase price.

21.	How will I be notified of my purchases of common stock?

The Plan administrator will send you an account statement after each transaction you make showing the activity and balance in your Plan account. Your account statement will show the number of shares purchased in that transaction and their purchase price. Your account statement will also show the total number of shares you purchased through the Plan to date during the calendar year, as well as the total number of shares held in your Plan account as of the investment date. For shares acquired in the Plan after January 1, 2011, specific cost basis information will be included in your statement in accordance with applicable law.

You will also receive an annual account statement that will show all pertinent information for that calendar year. You should keep this statement for tax purposes. The Plan administrator may charge you a fee if you request additional copies of your prior account statements.

You may also review your Plan account and transactions online at www.computershare.com/investor.

We will also send you copies of each prospectus and any amendments or supplements to prospectuses describing the Plan, and we will send you the same information that we send to other stockholders, including annual reports, notices of stockholders meetings, proxy statements and income tax information for reporting dividends paid. You may also review these documents (except for income tax information) on our website, www.bxp.com, or the website of the SEC, www.sec.gov.

22.	In whose name will Plan accounts be maintained?

The Plan administrator will maintain your Plan account in your name as shown on our records at the time you enroll in the Plan. When issued, certificates for full shares of common stock will be registered in your name as it appears on your Plan account.

23.	Is a safekeeping service available to hold my shares?

Yes. You may deposit any shares of our common stock that are registered in your name for credit to your Plan account at no cost. This eliminates the worry about certificates being lost or stolen. Certificates should be unendorsed and sent to the Plan administrator by registered or certified mail with return receipt requested and properly insured because you will bear the risk if the certificates are lost or stolen in transit. Certificates should be mailed to the following address:

Boston Properties, Inc.

c/o Computershare Trust Company, N.A.

Dividend Reinvestment Department

P.O. Box: 43006

Providence, RI 02940-3006

1-888-485-2389

24.	Will stock certificates be issued for common stock purchased under the Plan?

Unless requested, certificates for shares that you purchase under the Plan will not be issued. Your account statement will show the number of book-entry shares held in your Plan account. In addition to minimizing the costs of this Plan, this additional service protects against loss, theft or destruction of stock certificates.

However, you may at any time request the Plan administrator to issue a certificate for any whole number of shares of stock, up to the number of full shares credited to your Plan account. The Plan administrator will generally issue certificates as soon as practicable after your request is received. To request a certificate, you may access your account online at www.computershare.com/investor, call the Plan administrator at 1-888-485-2389 or write to:

Boston Properties, Inc.

c/o Computershare Trust Company, N.A.

Dividend Reinvestment Department

P.O. Box: 43006

Providence, RI 02940-3006

1-888-485-2389

Your Plan statement will reflect the number of shares held by you in certificated form and any remaining shares held in book-entry form. Future dividends and distributions on both the certificated and book-entry shares will continue to be treated according to your instructions indicated on your Enrollment Form or Initial Enrollment Form.

We will not issue certificates for fractional shares of common stock under any circumstances.

25.	In whose name will certificates be registered when issued?

We will issue stock certificates registered in your name as it appears on your Plan account.

You may ask the Plan administrator to issue certificates in names other than the Plan account name, but you must comply with any applicable laws and you must pay any applicable taxes. You must make this request in writing, and your signature must be Medallion Guaranteed by a financial institution participating in the Medallion Guarantee Program. A Medallion Signature Guarantee is a signature guarantee by an institution such as a commercial bank, trust company, securities broker/dealer, credit union, or a savings institution participating in a Medallion Program approved by The Securities Transfer Association, Inc. No other form of signature verification can be accepted.

26.	How do I withdraw from or re-enroll in the Plan?

The Plan is entirely voluntary, and you may request to withdraw at any time. In order to withdraw from the Plan, you must contact the Plan administrator. You can make a request to withdraw online at www.computershare.com/investor, over the telephone at 1-888-485-2389 or in writing by completing the transaction form attached to each Plan statement and returning it to the address provided in Question 24.

If you withdraw from the Plan, you may request the Plan administrator to sell the stock credited to your Plan account on your behalf, as provided in Question 27. If you do not request the Plan administrator to sell your shares, you may request the Plan administrator to deliver a certificate for whole shares of stock in your Plan account. The Plan administrator will generally not issue certificates until approximately three (3) business days after your request is received. If you do not request the Plan administrator to sell your shares or deliver a stock certificate, the Plan administrator will move your shares to the Direct Registration System (DRS), which would allow you to maintain your ownership of those shares in book-entry form in your name in an account at Computershare. Shares held in DRS have the same rights and privileges as shares of our stock that are represented by a certificate. A cash payment for any fractional shares, less any service fees, processing fees and any other costs of sale, will be sent to you. If the Plan administrator receives your request to withdraw from the Plan near a dividend record date, the Plan administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. If such dividends are reinvested, the Plan administrator will process the withdrawal as soon as practicable, but in no event later than five (5) business days after the reinvestment is completed. The Plan administrator will refund optional cash investments that have not been invested if the Plan administrator receives your request for refund either prior to or at the same time your request for withdrawal is made and your request is made at least two (2) business days before the next investment date. Otherwise, the Plan administrator will invest your optional cash investment on the next investment date.

Generally, you may elect to re-enroll in this Plan at any time, simply by following the same procedures used to enroll initially. However, the Plan administrator may reject your Enrollment Form if we believe that you have enrolled in the Plan and withdrawn too often. In addition, we may withdraw you from the Plan if your Plan account is less than one whole share as a result of withdrawals or sales of stock and you are not reinvesting dividends or distributions from any stock registered in your name. We would take these actions because we intend to minimize unnecessary administrative expense and to encourage use of this Plan as a long-term stockholder investment service.

Selling Shares of Stock Held in the Plan

27.	How can I sell stock held in my Plan account?

You may sell some or all of your stock held in your Plan account, even if you are not withdrawing from this Plan. You may sell your shares either through your broker or through the Plan administrator.

If you elect to sell through a broker that you have selected, you must first request the Plan administrator to move your shares to the Direct Registration System and then have your broker request the Plan administrator to electronically transfer the number of whole shares you want to sell through the DRS Profile System. Alternatively, you may request the Plan administrator to send you a certificate representing the number of shares you want to sell. The Plan administrator will generally move your shares to DRS or issue certificates for your shares approximately three (3) business days after your request is received.

Alternatively, you may send the Plan administrator a request to sell some or all of the shares held in your Plan account. You have the following choices when making a sale:

•

Batch Order:    A batch order is an accumulation of all sale requests by any security holder for a security submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the Plan administrator will be processed no later than five (5) business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. You may request a batch order sale by calling the Plan administrator directly at 1-888-485-2389 or by writing to the Plan administrator at the address provided in Question 24. All sales requests received in writing will be submitted as batch order sales. The Plan administrator will cause your shares to be sold in the open market within five (5) business days of its receipt of your request. To maximize cost savings for batch order sale requests, the Plan administrator will seek to sell shares in round lot transactions. For this purpose the Plan administrator may combine each selling Plan participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan participant will be the weighted average sale price obtained by the Plan administrator’s broker for each aggregate order placed by the Plan administrator and executed by the broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

•	Market Order: A market order is a request to sell shares promptly at the then current market price. You may request a market order sale only online at www.computershare.com/investor or by calling the

Plan administrator directly at 1-888-485-2389. Market order sale requests made in writing will be submitted as batch order sales. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the Plan administrator’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold. The Plan administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan administrator directly at 1-888-485-2389. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.

•

Day Limit Order:    A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed during aftermarket hours, the next trading day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan administrator at its sole discretion or, if the Plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan administrator directly at 1-888-485-2389. There is a service fee of $25 and a processing fee of $0.12 per share sold for each day limit order sale.

•

Good-Til-Cancelled (“GTC”) Limit Order:    A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order is traded on more than one day during which the market is open, a separate service fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan administrator at its sole discretion or, if the Plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan administrator directly at 1-888-485-2389. There is a service fee of $25 and a processing fee of $0.12 per share sold for each GTC limit order sale.

•

General:    All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. All per share fees include any brokerage commissions the Plan administrator is required to pay. All fractional shares will be rounded up to a whole share for purposes of calculating the per share fee. Fees are deducted from the proceeds derived from the sale. The Plan administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan administrator to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours of after your sale transaction has settled.

The Plan administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. Instructions sent to the Plan administrator to sell shares are binding and may not be rescinded. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than the Plan administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

Please remember that if you elect to sell your stock through the Plan administrator, the price of our common stock may decline during the period between your request for sale, the Plan administrator’s receipt of your request and the date of the sale in the open market. You should carefully evaluate this risk, which you bear. You bear a similar risk between the time that you request a certificate or electronic transfer and the time the certificate or the shares are actually delivered to you or your broker.

28.	What happens when I sell or transfer shares of stock held outside my Plan account?

If you sell or transfer all shares of our stock registered in your name outside your Plan account, then, until you give further instructions, the Plan administrator will continue to reinvest the dividends on your stock in your Plan account according to your instructions on the Enrollment Form or Initial Enrollment Form. You may also continue to participate in the optional cash investment feature of this Plan as long as there is at least one whole share of stock remaining in your Plan account.

If you sell or transfer all whole shares of stock held in your Plan account, the Plan administrator may treat your sale as a withdrawal from the Plan and mail you a cash payment representing any fractional shares in your Plan account upon your request or at the request of BXP.

29.	What happens to a fractional share of stock when I withdraw from the Plan or the Plan is terminated?

When you withdraw from this Plan or this Plan is terminated by BXP, the Plan administrator will mail you a cash payment representing any fractional share of stock upon your request or at the request of BXP. The cash payment will be the market price for the fractional share obtained by the Plan administrator’s broker, less any service fees, processing fees and any other costs of sale.

Owning Stock in the Plan

30.	How will I be credited with dividends on stock held in my Plan account?

We pay dividends to all holders of record of our stock, when and as declared by our Board of Directors. The Plan administrator will receive and credit Plan participants with cash dividends for all the shares of stock you hold in the Plan, including fractional shares. If you have enrolled the shares in the dividend reinvestment feature, the Plan administrator will reinvest dividends in additional shares of our common stock or distribute them, according to your instructions.

31.	What happens if BXP declares a stock split or stock dividend?

Any shares resulting from a stock split or stock dividend on shares held in your Plan account or on shares held outside your Plan account will be credited to your Plan account. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction.

32.	If BXP issues rights to purchase securities to the holders of common stock, how will the rights on Plan shares be handled?

If we issue transferable rights to purchase additional shares of our common stock or any other securities to holders of our common stock, the Plan administrator will sell those rights relating to shares of common stock held by the Plan administrator for participants and invest the proceeds in additional shares of common stock on the next investment date. In the event that those rights are not saleable or detachable, the Plan administrator will hold those rights for your benefit. If you wish to receive any rights directly, you may do so by sending to the Plan administrator, at least five (5) business days before the record date for the rights offering, a written request that certificates for shares in your Plan account be sent to you.

33.	How will the stock held under this Plan be voted at meetings of stockholders?

If you own shares of stock registered in your name and return a properly completed and signed proxy card, the Plan administrator will vote any stock held in your Plan account in accordance with the instructions on your proxy card. If you return a properly signed proxy card but no instructions are set forth thereon with respect to an item, then all of your stock, both registered in your name and credited to your Plan account, will be voted in the same manner as for non-participating stockholders who return proxies and do not provide instructions with respect to that item—that is, in accordance with the recommendation of BXP’s Board of Directors. If the proxy card is not returned or if it is returned unsigned, none of the stock held in your Plan account will be voted unless you vote in person.

34.	May I pledge shares in my Plan account?

You may not pledge any shares of our stock that you hold in your Plan account. Any pledge of shares in a Plan account is null and void. If you wish to pledge shares, you must first withdraw those shares from the Plan and request the Plan administrator to send you certificates for those shares.

Important Tax Consequences

35.	What are the federal income tax consequences of participation in the Plan?

The following is a summary of certain material federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan. Also, this summary does not discuss your tax consequences if you are neither a United States citizen nor a resident alien. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside of the United States will vary from jurisdiction to jurisdiction.

In general, if you enroll in the Plan, as of the date of this prospectus, you will have the same federal income tax obligations with respect to reinvested dividends or distributions as you would with dividends or distributions not reinvested under this Plan.

You will be treated for federal income tax purposes as having received, on each investment date, a cash distribution equal to the full amount of the cash dividend payable on that date on the shares of common stock held in your account and all other BXP stock that you own. The Code requires this treatment even though you never actually receive the reinvested dividends in cash because your dividends are used instead to purchase shares of common stock. Your tax basis in common stock acquired through dividend reinvestment will equal the amount treated as a distribution for federal income tax purposes.

All costs of administering the Plan, except for processing fees when shares are purchased in the open market and costs related to your voluntary selling of shares and/or withdrawal from the Plan, will be paid by us. Consistent with the conclusion reached by the Internal Revenue Service in a private letter ruling issued to another real estate investment trust, we intend to take the position that these administrative costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares of common stock. However, because the private letter ruling was not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the Internal Revenue Service might view your share of the costs as constituting a taxable distribution to you and/or a distribution which reduces the basis in your common shares. For this or other reasons, we may in the future take a different position with respect to these costs. With respect to shares of common stock purchased in open market transactions or in negotiated transactions with third parties, the Internal Revenue Service has indicated that the amount of the distribution received by you would include a pro rata share of any brokerage commission or other related charges paid by us in connection with the administrator’s purchase of shares on our behalf.

This treatment may vary in the case of participants who are holders of units of limited partnership interests in BPLP and whose operating partnership distributions are being reinvested. Therefore, we recommend that you consult with your tax advisor regarding any tax consequences associated with the reinvestment of these distributions.

If you make optional cash investments, without any discount, you will not recognize income for federal income tax purposes by virtue of the purchase of common stock with the optional cash purchase. However, in the event we decide to offer shares at a discount, you may be treated as receiving a taxable dividend to the extent of any discount you receive. The tax cost and basis of stock purchased with optional cash investments is the amount you paid for such stock.

The holding period for stock purchased under the Plan generally will begin on the day following the date on which common shares are credited to your Plan account.

Distributions with respect to your stock that are not capital gains dividends will generally be taxable as ordinary income, and generally will not constitute “qualified dividend income” eligible to be taxed at capital gains rates for federal income tax purposes to the extent made out of our current or accumulated earnings and profits. Dividends paid to a non-corporate U.S. stockholder generally will not qualify for the preferential tax rate for “qualified dividend income”. Qualified dividend income generally includes dividends paid to most United States non-corporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to United States federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the preferential rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. However, the preferential tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from taxable corporations, such as our taxable REIT subsidiaries, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend. In addition, for tax years beginning before January 1, 2026, non-corporate U.S. stockholders are permitted to take a 20% deduction for certain pass-through business income, including dividends received from REITs that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations. Dividends paid to a corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. Distributions in excess of our current or accumulated earnings and profits will be treated for federal income tax purposes as a return of capital. The amount of a return of capital would first reduce the tax basis of the common stock to which the distribution is attributable to the extent of that tax basis, and the excess, if any, would be treated as a gain from the disposition of such stock.

In the event that we designate a part or the entire amount distributed as a capital gain dividend, the amount so designated should be treated by you as long-term capital gain to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are generally subject to a 25% U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

You will recognize gain or loss when a fractional share interest is liquidated or when you sell or exchange stock. The gain or loss will equal the difference between the amount you receive for the fractional share interest or the stock and the tax basis for the fractional share or stock. If you hold our stock as a capital asset in excess of one year gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates.

A U.S. person that is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which will be between $125,000 and $250,000, depending on the individual’s circumstances). Estates and trusts that do not fall into a special class of trusts that is exempt from such tax are subject to the same 3.8% tax on the lesser of their undistributed net investment income and the excess of their adjusted gross income over a certain threshold. Net investment income generally would include dividends on our stock and gain from the sale of our stock. If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our common or preferred stock.

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a current rate of up to 24% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of any dividends or capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Tax consequences will vary depending on your specific circumstances. You should discuss specific tax questions regarding your participation in the Plan with your own tax advisor.

We urge you to save your account statements in order to calculate your tax basis per share of stock. The Plan administrator will charge you a fee for copies of past account statements.

36.	What provision is made for stockholders subject to income tax withholding?

If you are a foreign stockholder whose dividends or distributions are subject to United States income tax withholding, or a domestic stockholder whose dividends or distributions are subject to backup withholding taxes, the Plan administrator will reinvest an amount equal to the dividend or distribution less the amount of any tax required to be withheld. The respective participants will be advised of the amounts withheld.

Foreign stockholders who elect to make optional cash investments only will receive cash dividends or distributions on stock registered in their names in the same manner as if they were not participating in this Plan. Funds for optional cash investments must be in U.S. dollars and will be invested in the same way as payments from other participants.

Other Important Provisions

37.	Can BXP change or discontinue the Plan?

While we currently intend to continue this Plan indefinitely, we may amend, suspend, modify or terminate this Plan at any time. We will send you notice of any amendment, suspension, modification or termination. The Plan administrator may resign at any time upon reasonable notice to BXP in writing. We may elect and appoint at any time a new Plan administrator, including ourselves, to administer this Plan.

38.	What are the responsibilities of BXP and the Plan administrator under the Plan?

BXP and the Plan administrator will not be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant’s Plan account upon the participant’s death prior to receipt of notice in writing of such death. Additionally, in no event shall BXP, the Plan Administrator or their agents have any liability as to any inability to purchase shares or as to the timing of any purchase.

You should recognize that neither BXP nor the Plan administrator can assure you of a profit or protect you against a loss on the stock purchased or sold by you under this Plan.

39.	Who interprets and regulates the Plan?

Any questions of interpretation arising under this Plan will be determined by BXP in its sole discretion and any determination will be final. We may adopt rules and regulations to facilitate the administration of this Plan. The terms and conditions of this Plan and its operation will be governed by the laws of the State of Delaware.

United States Federal Income Tax Considerations

The following is a summary of certain material United States federal income tax consequences relating to the purchase, ownership and disposition of common stock and preferred stock of BXP, and the qualification and taxation of BXP as a REIT.

Because this is a summary that is intended to address only certain material United States federal income tax consequences relating to the ownership and disposition of shares of our common stock and preferred stock generally applicable to holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•

special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a trust, an estate, a regulated investment company, a financial institution, an insurance company, a person who holds 10% or more (by vote or value) of our stock, or are otherwise subject to special tax treatment under the Code;

•	this summary assumes that the relevant common stock or preferred stock is held as a capital asset for U.S. federal income tax purposes;

•	this summary does not address state, local, non-U.S., alternative minimum, or estate tax considerations; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of shares of our common stock and preferred stock on your individual tax situation, including any state, local, or non-U.S. tax consequences.

The information in this section is based on the current Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion which do not bind the IRS or the courts, and that a court could agree with the IRS.

References to “partnerships” in this section refer to any entities treated as a partnership for U.S. federal income tax purposes, and references to “corporations” in this section refer to any entities treated as corporations for U.S. federal income tax purposes.

Classification and Taxation of BXP as a REIT

For purposes of this discussion, references to “we,” “us” or “our,” and any similar terms, refer only to BXP. We have elected to be taxed as a REIT under the Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that we are organized and have operated in such a manner so as to qualify as a REIT, but there can be no assurance that we have qualified or will remain qualified as a REIT. In the opinion of our tax counsel, Goodwin Procter LLP, based upon and subject to the various assumptions and on our representations concerning our organization and operations, commencing with the taxable year ended December 31, 1997, our form of organization and operations are such as to enable us to qualify as a “real estate investment trust” under the applicable provisions of the Code. It must be emphasized that the opinion of Goodwin Procter LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, and past, present and future conduct of our business operations, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our status as a REIT. While we believe that we are organized and have operated and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Goodwin Procter LLP or us that we have so qualified or will so qualify for any particular year. Goodwin Procter LLP will have no obligation to advise us or the holders of BXP common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Goodwin Procter LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that we distribute to our stockholders within certain time periods. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. However, we will be subject to federal income tax as follows:

•

We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

•

If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business (including certain foreign currency gain attributable thereto), or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income;

•

If we have net income from “prohibited transactions” (including certain foreign currency gain attributable thereto) we will be subject to a 100% tax on this income. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property;

•

If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which we fail the 75% gross income test for the taxable year or (2) the amount by which we fail the 95% gross income test for the taxable year, multiplied by a fraction intended to reflect our profitability;

•

If we fail to satisfy any of the REIT asset tests, as described below, other than a failure by a de minimis amount of the 5% or 10% assets tests, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the product of (x) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests and (y) the highest U.S. federal income tax rate then applicable to U.S. corporations;

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure;

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification as a REIT;”

•

We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year; and any undistributed taxable income from prior taxable years;

•

We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary of ours) if arrangements among us, our tenants, and/or our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties;

•

If we acquire any asset from a “C” corporation in a carry-over basis transaction and we subsequently recognize gain on the disposition of such asset during the “recognition” period beginning on the date on which we acquired the asset (which period may vary depending on the date the asset is acquired, but is generally five years), then, to the extent of any built-in gain, such gain will be subject to tax at the highest regular corporate tax rate. Built-in gain means the excess of (1) the fair market value of the asset as of the beginning of the applicable recognition period over (2) the adjusted basis in such asset as of the beginning of such recognition period;

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would: (1) include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, (2) be deemed to have paid the tax that we paid on such gain and (3) be allowed a credit for its proportionate share of the tax deemed to have been paid with an adjustment made to increase the stockholders’ basis in our stock; and

•

We may have subsidiaries or own interests in other lower-tier entities that are “C” corporations that will jointly elect, with us, to be treated as a taxable REIT subsidiary, the earnings of which would be subject to U.S. federal corporate income tax.

No assurance can be given that the amount of any such federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

We elected to be taxable as a REIT for United States federal income tax purposes for our taxable year ended December 31, 1997. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to stockholders.

The	Code defines a REIT as a corporation, trust, or association:

(1)	which is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	which is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)

during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer “individuals”, as defined in the Code to include specified entities;

(7)

which makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	which uses a calendar year for United States federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9)	which meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3), and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation, and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

To qualify as a REIT, we also cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We do not believe that we have any non-REIT earnings and profits and believe that we therefore satisfy this requirement.

Protection from Stock Concentration

In order to protect us from a concentration of ownership of stock that would cause us to fail conditions (5) or (6) above, our charter provides that stock owned, or deemed to be owned or transferred to a stockholder in excess of specified ownership limits will be converted automatically into Excess Stock (as defined below) and transferred to a charity for resale and that certain transfers of our stock shall be void ab initio. The original stockholder is entitled to receive certain proceeds from such a resale. Excess Stock is a separate class of our capital stock that is entitled to no voting rights but shares ratably with the common stock in dividends and rights upon dissolution. Because of the absence of authority on this issue, however, we cannot assure you that the operation of the Excess Stock or other provisions contained in our charter will, as a matter of law, prevent a violation of the share ownership requirements in conditions (5) and (6) above. If there were such a share ownership violation and the operation of the Excess Stock or other provisions contained in our charter were not held to cure such violation, we may be disqualified as a REIT. In rendering its opinion that we are organized in a manner that permits us to qualify as a REIT, Goodwin Procter LLP is relying on our representation that the ownership of our stock (without regard to the Excess Stock provisions) satisfies condition (6) above. Goodwin Procter LLP expresses no opinion as to whether, as a matter of law, the Excess Stock or other provisions contained in our charter preclude us from failing conditions (5) or (6) above.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to certain stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for United States federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT. All assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” of ours is a corporation in which we directly or indirectly own stock and that jointly elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to United States federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform some “impermissible tenant services” (defined below under “—Income Tests Applicable to REITs”) without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of United States federal income taxation. For example, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants, and/or the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. A taxable REIT subsidiary may also engage in other activities that, if conducted by us other than through a taxable REIT subsidiary, could result in the receipt of non-qualified income or the ownership of non-qualified assets.

Ownership of Partnership Interests by a REIT

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, BXP’s proportionate share of the assets and items of income of BPLP, including BPLP’s share of the assets and liabilities and items of income with respect to any partnership (or disregarded entity) in which it holds an interest, will be treated as BXP’s assets and liabilities and its items of income for purposes of applying the requirements described in this prospectus. BXP has control over BPLP and substantially all of the partnerships and limited liability company subsidiaries of BPLP and intends to operate them in a manner that is consistent with the requirements for the qualification of BXP as a REIT.

If a partnership is audited by the IRS, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The Code also provides for an elective alternative method under which the additional taxes resulting from the adjustment are assessed against the affected partners, subject to a higher rate of interest than otherwise would apply. The application of these rules could cause us to economically bear more than our share of any U.S. federal income tax, interest, and/or penalties arising from a federal income tax audit of any of the partnerships in which we hold a direct or indirect interest.

Income Tests Applicable to REITs

To qualify as a REIT, we must satisfy two gross income tests. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of “real estate assets” (other than certain debt instruments of publicly offered REITs), dividends paid by another REIT, interest on obligations secured by mortgages on real property or on interests in real property, income from some types of temporary investments, and certain other real estate related sources. Second, at least 95% of our gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from any combination of income qualifying under the 75% test, dividends, interest, and gain from the sale or disposition of stock or securities.

Income and gain from certain hedging transactions will not constitute gross income for purposes of both the 75% and 95% gross income tests. See “—Hedging Transactions.” In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. If a REIT is a shareholder of a controlled foreign corporation or a passive foreign investment company, the income it must recognize on account of such ownership under certain special non-deferral provisions of the Code will generally be treated as qualifying income for purposes of the 95% gross income test. In addition, foreign currency gain with respect to distributions of previously taxed earnings and profits will generally be excluded from income for purposes of the 95% gross income test.

Rents we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and either (1) at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (2) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Any income we derive from providing “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary) will be considered “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect and we attached a schedule of the sources of our income to our federal income tax return. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur unexpectedly exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. As discussed under “—Classification and Taxation of BXP as a REIT,” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Asset Tests Applicable to REITs

At the close of each quarter of our taxable year, we must satisfy five tests relating to the nature of our assets:

(1)

at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Real estate assets include interests in real property (such as land, buildings, leasehold interests in real property and personal property leased with real property if the rents attributable to the personal property would be rents from real property under the income tests discussed above), interests in mortgages on real property or on interests in real property, shares in other qualifying REITs, stock or debt instruments held for less than one year purchased with the proceeds from an offering of shares of our stock or certain debt and debt instruments issued by publicly offered REITs;

(2)	not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

(3)

except for equity investments in REITs, qualified REIT subsidiaries, other securities that qualify as “real estate assets” for purposes of the test described in clause (1) or securities of our taxable REIT subsidiaries: the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of any one issuer’s outstanding voting securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer;

(4)	not more than 20% of our total assets may be represented by securities of one or more taxable REIT subsidiaries; and

(5)	not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.

Securities for purposes of the asset tests may include debt securities. However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25% and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets (including changes in relative values as a result of fluctuations in foreign currency exchange rates). If the failure to satisfy the 25% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25% or 5% asset tests or 10% value limitation. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise satisfy the requirements of such asset tests within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of the total value of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following our identification of the failure, we filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, we are permitted to avoid disqualification as a REIT, after the thirty-day cure period, by taking steps to satisfy the requirements of the applicable asset test within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred, including the disposition of sufficient assets to meet the asset tests and paying a tax equal to the greater of $50,000 or the product of (x) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test and (y) the highest U.S. federal income tax rate then applicable to U.S. corporations.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. See “—Classification and Taxation of BXP as a REIT” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

It is possible that we, from time to time, may not have sufficient cash or other liquid assets to satisfy our distribution requirements and avoid income and excise taxation due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization, repayment of debt or capital expenditures in excess of noncash deductions such as depreciation. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement and/or to avoid income and excise taxation.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

To the extent that we do not distribute (and are not deemed to have distributed) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we are subject to tax on these retained amounts at regular corporate tax rates.

We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT.

Prohibited Transactions

Net income derived from prohibited transactions is subject to a 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the specific facts and circumstances. The Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain additional requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. Moreover the character of REIT dividends attributable to gain from assets that comply with the foregoing safe harbor as ordinary income or capital gain must still be determined pursuant to the specific facts and circumstances. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives, however, no assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that the safe-harbor provisions will apply.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property and certain foreign currency gain attributable to foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test and net of any directly related deductions. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction (1) made in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, (2) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain), or (3) that hedges against transactions described in clause (1) or (2) and is entered into in connection with the extinguishment of debt or sale of property that is being hedged against by the transaction described in clause (1) or (2), in each case which is clearly identified as such before the close of the day on which it was acquired, originated or entered into (after taking into account certain curative provisions), including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Affiliated REITs

BPLP owns significant equity interests (directly and indirectly) in entities that have elected to be treated as REITs. These affiliated REITs must also meet the REIT tests discussed above. The failure of any of these affiliated REITs to qualify as a REIT could cause us to fail to qualify as a REIT, because we would then own (through BPLP) more than 10% of the securities of an issuer that was neither a REIT, a qualified REIT subsidiary nor a taxable REIT subsidiary. We believe that the affiliated REITs have been organized and operated in a manner that will permit them to qualify as REITs. The affiliated REITs, however, may be “personal holding companies” within the meaning of the Code, and may thereby be subject to the personal holding company tax.

Failure of BXP to Qualify as a REIT

In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to tax on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable to stockholders who are individual U.S. stockholders at a preferential rate, and dividends received by our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

Use of Proceeds

We will not receive any proceeds in connection with the purchase of shares of our common stock in the open market or through privately negotiated transactions. We are required by the terms of the partnership agreement of BPLP to contribute the net proceeds of any sale of newly issued shares of our common stock purchased through this Plan to BPLP in exchange for common units of limited partnership interest in BPLP. Following our contribution of any net proceeds to BPLP, we intend to use the net proceeds from our sale of the securities covered by this prospectus for one or more of the following: (1) the acquisition, development and improvement of properties; (2) the repayment of debt; (3) capital expenditures; (4) working capital; and (5) other general corporate or partnership purposes.

Legal Matters

Certain legal matters in connection with the offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

Experts

The financial statements and management’s assessments of the effectiveness of internal control over financial reporting (which are included in Management’s Reports on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Boston Properties, Inc.’s and Boston Properties Limited Partnership’s Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

Dividend Reinvestment and

Stock Purchase Plan

1,245,000 Shares of

Common Stock

PROSPECTUS

May 17, 2023

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Generally, the expenses in connection with the issuance and distribution of the securities being registered will be borne by BXP and are set forth in the following table.

Registration fee	$12,136
Legal fees and expenses	$40,000
Accounting fees and expenses	$16,000
Printing fees and expenses	$10,000
Plan Administrator fees	$45,000
Miscellaneous	$500

Total	$123,636

Item 15. Indemnification of Directors and Officers.

Our certificate of incorporation contains a provision permitted by the Delaware General Corporation Law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision also provides that if the Delaware General Corporation Law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of BXP shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. This provision does not alter a director’s liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, including an injunction or rescission, for breach of fiduciary duty.

The Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Delaware General Corporation Law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against these persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation’s best interests and, in the case of a criminal proceeding, provided each person had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not allow indemnification of directors in the case of an action by or in the right of a corporation unless the directors successfully defend the action or indemnification is ordered by the court.

Our bylaws provide that our directors and officers will be, and, in the discretion of our board of directors, non-officer employees may be, indemnified to the fullest extent authorized by the Delaware General Corporation Law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of our company. Our bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

We and BPLP have entered into indemnification agreements with each of our directors and some of our officers. The indemnification agreements require, among other things, that we and BPLP indemnify the directors and officers of BXP to the fullest extent permitted by law and advance to the directors and officers of BXP all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we and BPLP must also indemnify and advance all expenses incurred by the directors and officers of BXP seeking to enforce their rights under the indemnification agreements and may cover the directors and officers of BXP under their directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or stockholders to eliminate the rights it provides.

The limited partnership agreement of BPLP also generally provides that we, as general partner of BPLP, will incur no liability to BPLP or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if BXP acted in good faith. In addition, we are not responsible for any misconduct or negligence on the part of its agents, provided we appointed such agents in good faith. We may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any act taken or omitted to be taken in reliance upon the opinion of such persons, as to matters that we reasonably believe to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

The limited partnership agreement of BPLP also provides for indemnification, to the fullest extent permitted by the Delaware law, of BXP, our directors and officers, and such other persons as we may from time to time designate against any liabilities, expenses and other amounts arising from any claim or proceeding that relates to our operations or the operations of BPLP as set forth in the limited partnership agreement of BPLP in which such indemnified person is involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (1) the act or omission of the indemnified person was material to the matter giving rise to the preceding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified person actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Under the limited partnership agreement, BPLP generally must also advance all reasonable expenses incurred by an indemnified person who is a party to proceeding in advance of the final disposition of the proceeding.

These provisions could reduce the legal remedies available to us and our stockholders and BPLP against these individuals. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors or officers or persons controlling us or BPLP pursuant to the foregoing provisions, we and BPLP have been informed that in the opinion of the staff of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 16. Exhibits.

Exhibit	Description

5.1*	Opinion of Goodwin Procter LLP as to the legality of the securities and interests being registered.

8.1*	Opinion of Goodwin Procter LLP as to certain federal income tax matters.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1 hereto).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

99.1*	Form of Initial Enrollment Form.

99.2*	Form of Enrollment Form.

99.3*	Form of Direct Debit Authorization Form.

107*	Filing Fee Table.

*	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser,

(i) (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement (the “Registration Statement”) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on this 17th day of May, 2023.

BOSTON PROPERTIES, INC.

By:	/s/ Michael E. LaBelle
Michael E. LaBelle
Executive Vice President, Chief Financial Officer and Principal Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Owen D. Thomas, Douglas T. Linde and Michael E. LaBelle as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person listed below has signed this Registration Statement as an officer or director of Boston Properties, Inc.

Signature	Title	Date

/s/ Owen D. Thomas Owen D. Thomas	Chairman of the Board, Chief Executive Officer and Principal Executive Officer	May 17, 2023

/s/ Douglas T. Linde Douglas T. Linde	Director and President	May 17, 2023

/s/ Kelly A. Ayotte Kelly A. Ayotte	Director	May 17, 2023

/s/ Bruce W. Duncan Bruce W. Duncan	Director	May 17, 2023

/s/ Carol B. Einiger Carol B. Einiger	Director	May 17, 2023

/s/ Diane J. Hoskins Diane J. Hoskins	Director	May 17, 2023

/s/ Mary E. Kipp Mary E. Kipp	Director	May 17, 2023

/s/ Joel I. Klein Joel I. Klein	Director	May 17, 2023

Signature	Title	Date

/s/ Matthew J. Lustig Matthew J. Lustig	Director	May 17, 2023

/s/ David A. Twardock David A. Twardock	Director	May 17, 2023

/s/ William H. Walton, III William H. Walton, III	Director	May 17, 2023

/s/ Michael E. LaBelle Michael E. LaBelle	Executive Vice President, Chief Financial Officer and Principal Financial Officer	May 17, 2023

/s/ Michael R. Walsh Michael R. Walsh	Senior Vice President, Chief Accounting Officer and Principal Accounting Officer	May 17, 2023